Exhibit 4.1(a)

AMENDMENT TO CONVERTIBLE PROMISSORY NOTE

THIS AMENDMENT TO CONVERTIBLE PROMISSORY NOTE SERIES 2016 (the “Amendment”) is made effective as of August 3, 2017 (the “Effective Date”) by and between Drone Aviation Holding Corp., a Nevada corporation (the “Company”) and ______________ (the “Holder”) (collectively the “Parties”).

BACKGROUND

A.     The Company and Holder are the parties to that certain Convertible Promissory Note Series 2016, originally issued by the Company to the Holder on September 29, 2016, in the original principal amount of $1,500,000.00 (the “Note”); and

B.     In exchange for the Holder’s agreement to extend the Maturity Date of the Note and such other good and valuable consideration provided for in this Amendment.

C.     The Parties desire to amend the Note, as set forth below.

NOW THEREFORE, in consideration of the execution and delivery of the Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.          Extension of Maturity Date. The Maturity Date of the Note shall be extended to April 1, 2019.

2.          Sections 1(d) and 1(f) of the Note shall be replaced in its entirety with the following:

Section 1(d) - PIK Shares. In the event the Company does not prepay this Note in full before the Maturity Date, then the Company shall satisfy its obligation to repay the outstanding principal amount of this Note and any accrued and unpaid interest with: (i) cash; (ii) the issuance and delivery to the Holder of whole shares (“PIK Shares”) of common stock of the Company, par value $0.0001 per share (“Common Stock”) at the Conversion Price in accordance with the procedures set forth in Section 2; or (iii) any combination of cash and PIK Shares, as determined by the Holder in its sole discretion.

Section 1(f) - Number and Value of PIK Shares. The PIK Shares issued and delivered upon prepayment of any principal, accrued interest or at maturity shall be equal to the number of shares of Common Stock that could have been purchased for the principal and interest obligation (less any cash paid in combination with the PIK Shares) if the shares were valued at the Conversion Price.

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3.          Section 2(b) of the Note shall be replaced in its entirety with the following:

(b) Method of Exercise of Conversion Right. Holder shall effect conversions by providing the Company with the form of conversion notice attached hereto as Exhibit A (a “Conversion Notice”) before the suspension of the conversion right as specified in Section 2(a). Each Conversion Notice shall specify the amount to be converted, the principal balance of the Note outstanding prior to the conversion, the amount of accrued interest and other amounts due under this Note, the number of shares of Common Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Conversion Notice to the Company (such date, the “Conversion Date”). If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that such Conversion Notice to the Company is deemed delivered hereunder. The certificate or certificates for Common Stock which shall be issuable on such conversion shall be issued in the name of the Holder. The person or persons in whose name or names any certificate or certificates for Common Stock shall be issuable on such conversion shall be deemed to have become on the Conversion Date the holder or holders of record of the Common Stock represented thereby. As promptly as practicable after the Company’s receipt of a Conversion Notice, the Company shall issue and deliver at such office to the Holder, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion. No fractional shares, or scrip representing fractional shares, shall be issued upon any conversion, but in lieu thereof the Company shall pay in cash the fair value of such fractional shares as of the Conversion Date. The issuance of certificates for Common Stock issuable upon the conversion of this Note shall be made without charge to the converting Holder for any tax in respect of the issue thereof.

4.          Section 2(c) of the Note shall be replaced in its entirety with the following:

Section 2 (c) Conversion Price. For purposes of this Note, the term “Conversion Price” shall mean, with respect to conversion pursuant to Sections 2(a), (b), (c) and (d)(ii), the sum of $1.00 per share subject to adjustment in accordance with Section 2(g).

5.          Section 2 of the Note is amended by adding the following new section:

Section 2(g) - Stock Dividends and Splits. If the Company, at any time while this Note is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Exercise Price shall be adjusted to equal the product obtained by multiplying the then-current Exercise Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

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6.          Section 5(a) of the Note shall be replaced in its entirety with the following:

Section 5(a) Events of Default. A “Default” shall be deemed to exist for purposes of this Note so long as: (i) the principal or interest owed on this Note shall not be paid at maturity; (ii) the Company shall be in breach of any other covenant or warranty of the Company in this Note for at least thirty (30) days after there has been given to the Company by the Holder, a written notice specifying such breach and requiring it to be remedied and stating that such notice is a “notice of default” hereunder; (iii) the Company fails to perform, beyond any applicable notice and cure period, any obligation under the CNB Note, or (iii) a decree or order by a court having jurisdiction in the premises shall have been entered adjudicating the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization of the Company under the Bankruptcy Code or any other similar applicable federal or state law, and such decree or order shall have been in effect for a period of sixty (60) days, or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of the Company or of any property of the Company or for the winding up or liquidation of its affairs shall be in effect and shall have been in effect for a period of sixty (60) days.

7.          Section 5(b) of the Note shall be replaced in its entirety with the following:

Section 5(b) - Acceleration of Maturity. Whenever a Default exists, the Holder may declare the outstanding principal amount and accrued and unpaid interest of this Note to be due and payable immediately, by a notice in writing to the Company, and upon any such declaration such principal and accrued and unpaid interest shall become immediately due and payable without notice of default (except as otherwise required herein), presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character. All persons now or at any time liable for payment of this Note hereby waive presentment, protest, notice of protest and dishonor.

8.          Section 8 of the Note shall be replaced in its entirety with the following:

Section 8. Governing Law; Dispute Resolution. Except for the mandatory forum selection provision in the following sentence, this Note shall be delivered, accepted and shall be deemed to be a contract made under and governed by and construed in accordance with the laws of the State of Nevada and for all purposes shall be construed in accordance with the laws of Nevada, without giving effect to its principles regarding conflicts of law. With respect to any suit, action, or proceeding relating to any offer, purchase, or sale of this Note (“Proceedings”), the Holder and the Company irrevocably submit to the jurisdiction of the federal or state courts located in Miami-Dade County, Florida, which submission shall be exclusive unless none of such courts has lawful jurisdiction over such Proceedings. The Holder and the Company acknowledge and agree that any dispute concerning this Note, including the issue of whether the dispute is subject to arbitration, will be resolved by arbitration in Miami-Dade County, Florida, under the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) by a single arbitrator selected by the Holder from the AAA’s panel of arbitrators.

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9.          Section 9 of the Note shall be replaced in its entirety with the following:

Section 9. Usury Savings Clause. Notwithstanding any provision in this Note to the contrary, the total liability for payments of interest and payments in the nature of interest, including, without limitation, all charges, fees, exactions, or other sums which may at any time be deemed to be interest, shall not exceed the limit imposed by the usury laws of the jurisdiction governing this Note or any other applicable law. In the event the total liability of payments of interest and payments in the nature of interest, including, without limitation, all charges, fees, exactions or other sums which may at any time be deemed to be interest, shall, for any reason whatsoever, result in an effective rate of interest, which for any month or other interest payment period exceeds the limit imposed by the usury laws of the jurisdiction governing this Note, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice by, between, or to any party hereto, be applied to the reduction of the outstanding principal balance due hereunder immediately upon receipt of such sums by the Holder hereof, with the same force and effect as though the Company had specifically designated such excess sums to be so applied to the reduction of the principal balance then outstanding, and the Holder hereof had agreed to accept such sums as a penalty-free payment of principal; provided, however, that the Holder may, at any time and from time to time, elect, by notice in writing to the Company, to waive, reduce, or limit the collection of any sums in excess of those lawfully collectible as interest, rather than accept such sums as a prepayment of the principal balance then outstanding. It is the intention of the parties that the Company does not intend or expect to pay, nor does the Holder intend or expect to charge or collect any interest under this Note greater than the highest non-usurious rate of interest which may be charged under applicable law.

10.       Forbearance and Waiver. Subject to the terms and conditions herein, the Holder agrees that it will forbear from exercising any of its rights or remedies under the Note as the result of any event or circumstance giving rise to a Default or right of acceleration or the payment of any damages or other amounts existing as of the date hereof.

11.       This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Note. All initial capitalized terms used in this Amendment shall have the same meaning as set forth in the Note unless otherwise provided. Except as specifically modified hereby, all of the provisions of the Note, which are not in conflict with the terms of this Amendment, shall remain in full force and effect.

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SIGNATURE PAGE TO NOTE AMENDMENT

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

DRONE AVIATION HOLDING CORP.		FROST GAMMA INVESTMENTS TRUST

By:		By:
	Kendall W. Carpenter	Name:
	Chief Financial Officer	Title:

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EXHIBIT A

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert promissory NOTE)

The undersigned hereby elects to convert $[______________] principal amount of the Note (defined below) into that number of shares of Common Stock to be issued pursuant to the conversion of the Note (“Common Stock”) as set forth below, of Drone Aviation Holding Corp., a Nevada corporation (the “Company”) according to the conditions of the Convertible Promissory Note Series 2016 of the Company issued on September 29, 2016 (the “Note”), as of the date written below. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

Conversion calculations:

Date to Effect Conversion: _____________________________________________
Balance of Principal Amount of the Note prior to Conversion: _______________
Principal Amount of Note to be Converted: ________________________
Number of shares of Common Stock to be Issued: ___________________________
Applicable Conversion Price:____________________________________________
Balance of Principal Amount of Note subsequent to Conversion: ________________
Address for Delivery: ______________________ or DWAC Instructions: Broker no: _________ Account no: ___________

[HOLDER]

By:
Name:
Title:

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